EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Announces Record First Quarter Sales, Improved Earnings

CHARLOTTE, Michigan, April 28, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced net earnings increased 54.3 percent and net sales increased 43.1 percent for the first quarter ended March 31, 2005 versus the first quarter of 2004.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles reported net earnings of $2.0 million, or $0.16 per diluted share, on record net sales of $88.9 million for the first quarter of 2005, versus net earnings of $1.3 million, or $0.11 per diluted share, on net sales of $62.1 million for the same quarter of last year.

Spartan said the increased earnings for the quarter were driven by improved operating performance by all four of the Company's subsidiary companies - Spartan Chassis, Crimson Fire, Crimson Fire Aerials and Road Rescue. Spartan reported top line growth was driven by sales gains at Spartan Chassis and Road Rescue.

"Spartan Chassis continues to grow market share in both the RV and emergency rescue markets, which translated to higher sales and earnings for the Company," said John Sztykiel, president and CEO of Spartan Motors. "The EVTeam's performance continues to move forward one step at a time. Our focus on lean manufacturing is starting to take effect, we cut our loss for the EVTeam by 50 percent compared to the loss in the fourth quarter of 2004, and we remain on pace to return the EVTeam back to profitability in the second half of the year.

"In each of our subsidiaries we are focused on a strategy of product and technology innovation, aimed at introducing new vehicles and products several times per year. All of these technological and product innovations are designed to meet the most important expectations of the customer. Seven new products and innovations were introduced by the four subsidiary companies at the most recent Fire Department Instructors Conference (FDIC) trade show.

"On the whole, we are pleased, but not satisfied, with improved sales and earnings. However, we are very encouraged about our record $134.5 million backlog, a more than 14 percent increase over the fourth quarter of 2004, and what this represents for the remainder of 2005."

First Quarter 2005 Results
Spartan reported the continued higher cost of steel, competitive pricing and production constraints at Crimson Fire and Road Rescue led to a decline in consolidated gross margin versus last year's first quarter, though gross margin did improve over the fourth quarter of 2004. Gross margin was 13.2 percent in the first quarter of 2005, compared with 14.9 percent for the same period in 2004 and 11.9 percent in the fourth quarter of 2004. Spartan said steel surcharges in the quarter, net of price increases, accounted for a reduction in pre-tax earnings of approximately $700,000.

"Due to the timing of our order cycle and price increases, we are just now beginning to recapture through pricing the majority of higher steel costs," said Chief Financial Officer Jim Knapp. "Thanks to our efforts

-more-

Spartan Motors / Page 2 of 6

to pass on material cost increases to the marketplace and the abatement in the rise in steel costs, the price of steel was less a factor this quarter than in prior quarters. We expect to recapture more of these costs during the next two quarters as the higher-priced units move through the backlog."

SG&A (selling, general and administrative) expense declined as a percentage of sales to 7.1 percent in the period versus 9.1 percent for the same period last year, reflecting Spartan's efforts to control costs and better leverage systems across all of its subsidiaries. As with most public companies, Spartan was impacted in the quarter by greater costs associated with Sarbanes-Oxley Section 404 compliance. Total operating expenses declined as a percentage of sales to 9.6 percent in the first quarter of 2005, compared with 12.0 percent in the same quarter of 2004.

Spartan Chassis
Sales at Spartan Chassis grew by 43.4 percent in the first quarter, driven by a 65.7 percent increase in RV chassis sales. Spartan said increased orders from its top two customers, coupled with overall growth in Class A diesel-powered RVs as a percentage of total motorhome sales, drove the improvement. Fire truck chassis sales were slightly less than the same period last year, though Spartan anticipates 2005 to be this segment's strongest year based on order activity.

"We had a record 217 orders for custom fire truck chassis in the first quarter of 2005, and we continue to see momentum in orders and bid activity moving into the second quarter, which will translate into future sales," said Sztykiel. "Spartan cabs and chassis were on display on 25 different fire trucks produced by a variety of OEMs at the recent FDIC trade show, a clear indication of the momentum of Spartan Chassis in the market created by our continued product and service excellence. We expect the momentum to build for our emergency rescue chassis segment.

"On the RV side of the business, the announced reduction in production for one of our accounts, which is currently 10 percent of production at Spartan Chassis, did not affect us this quarter and we do not expect to see this reduction until the third quarter. Even with this reduction, we expect Spartan Chassis to produce more RV chassis in 2005 than the year before.

"The long-term growth prospects for RVs remain strong. In 2010, there will be 32 percent more people in their 50s -- the key buying age for RVs -- than there were in 2000. The continuing trend toward diesel-powered chassis is also driving growth as Spartan has the broadest and best selection in the diesel market and we are working hard to add new models into this space while capturing new OEM customers."

Emergency Vehicle Team (EVTeam)
Spartan said its EVTeam segment reported a 13.7 percent increase in net sales for the first quarter of 2005 compared to the first quarter of last year. Although the group had a loss in the first quarter, it made substantial operational improvement over the fourth quarter of 2004. Sales and margins for the EVTeam are expected to improve sequentially in the second quarter over the first quarter based on product mix and improved efficiencies.

Crimson Fire and Crimson Fire Aerials continued to make definitive operational improvements in the first quarter 2005 versus the fourth quarter 2004. Crimson Fire Aerials remains ahead of plan based on current orders, production and bid activity. Order intake for the Crimson Fire Aerials is already at five percent market share and the company is slated for production of two vehicles per month for later in the second quarter of 2005. Crimson Fire reported strong order intake and positive order momentum heading into the second quarter.

Road Rescue's ambulance sales increased 34.2 percent over the first quarter of last year and 22.8 percent over the fourth quarter of 2004. Road Rescue's gross margin improved in the first quarter of 2005

Spartan Motors / Page 3 of 6

compared with the fourth quarter of 2004 due to improvements to labor efficiencies, control of material costs and a lean manufacturing focus.

"In addition to expanding the RV market, the increase in population of people in their 50s is also growing the ambulance market," said Sztykiel. "On a macro level, we are seeing more federal Homeland Security funding in the emergency rescue space. More than 30 fire truck chassis this year have been produced by Spartan Chassis due to spending by the federal government. We expect this increase in funding to also positively impact the EVTeam. Looking at the EVTeam performance over the quarter, we made substantial progress and remain focused on the steps to bring the EVTeam back to profitability."

Key Metrics
On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 11.2 percent in the first quarter of 2005, compared with ROIC of 8.4 percent in the same period in 2004. (Spartan defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.) Consolidated backlog grew to a record $134.5 million as of March 31, 2005, compared with backlog of $102.4 million at the end of the first quarter of 2004 and $117.6 million at the end of the fourth quarter 2004.

Spartan has virtually no debt and ended the quarter with $9.9 million in cash and marketable securities.

"During the quarter, we received strong investor interest in Spartan and its markets at the recent second annual KeyBanc Emergency Rescue Conference," said Sztykiel. "Kicking off 2005, we remain on strong financial footing and our balance sheet is more than sufficient to support current and future growth initiatives. Our sales growth is evidence of our market share gains, product and technology leadership, manufacturing excellence and growing customer satisfaction with Spartan products and services."

"Looking ahead to the next several quarters of 2005, we expect to see a return to better production flow for our EVTeam, leading to profitability from the division in the second half of the year. We also expect our focus on product and brand differentiation, coupled with the positive market trends such as increased federal funding and safety initiatives in fire and rescue and the powerful demographic trends in RVs, to fuel our growth over the course of 2005."

First Quarter 2005 Conference Call & Webcast
Spartan Motors will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to the call, please go to http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

Spartan Motors / Page 4 of 6

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

###

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / mail@lambert-edwards.com

Spartan Motors / Page 5 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Three Months Ended March 31, 2005 and 2004

	March 31, 2005		March 31, 2004
	$-000-%		$-000-%

Sales	88,901		62,105
Cost of Sales	77,167		52,846

Gross Profit	11,734	13.2	9,259	14.9

Operating Expenses:
Research and Development	2,254	2.5	1,789	2.9
Selling, General and Administrative	6,320	7.1	5,665	9.1
Total Operating Expenses	8,574	9.6	7,454	12.0

Operating Income	3,160	3.6	1,805	2.9

Other Income (Expense):
Interest Expense	(46)	(0.1)	(103)	(0.2)
Interest and Other Income	162	0.2	106	0.2
Total Other Income (Expense)	116	0.1	3	0.0

Earnings before Taxes	3,276	3.7	1,808	2.9

Taxes	1,230	1.4	482	0.8

Net Earnings	2,046	2.3	1,326	2.1

Basic Net Earnings per Share	0.16		0.11

Diluted Net Earnings per Share	0.16		0.11

Basic Weighted Average Common Shares Outstanding	12,497		12,228

Diluted Weighted Average Common Shares Outstanding	12,784		12,563

Spartan Motors / Page 6 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2005	Dec 31, 2004
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$8,387	$10,463
Marketable securities	1,491	1,507
Accounts receivable, net	37,036	32,359
Inventories	36,637	32,442
Taxes receivable	706	1,957
Other current assets	4,195	4,488
Total current assets	88,452	83,216

Property, plant and equipment, net	18,389	18,239
Goodwill, net	4,543	4,543
Other assets	915	915

Total assets	$112,299	$106,913

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,124	$19,248
Other current liabilities and accrued expenses	4,029	3,397
Accrued warranty	3,959	3,671
Taxes on income	-	-
Accrued vacation, compensation and related taxes	3,692	4,352
Deposits from customers	9,615	8,588
Current portion of long-term debt	6	6
Total current liabilities	43,425	39,262

Long-term debt, less current portion	139	140

Shareholders' equity:
Preferred stock	-	-
Common stock	125	125
Additional paid in capital	36,163	36,211
Retained earnings	32,469	31,182
Accumulated other comprehensive loss	(22)	(7)
Total shareholders' equity	68,735	67,511

Total liabilities and shareholders' equity	$112,299	$106,913